FOR IMMEDIATE RELEASE

CONTACTS:

Investors — Scott Pond (801) 345-2657, spond@nuskin.com

Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS THIRD-QUARTER 2015 RESULTS

PROVO, Utah — Oct. 29, 2015 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced third-quarter results, with revenue of $571.3 million compared to $638.8 million in the prior-year period. Revenue improved on a sequential basis and was relatively even with the prior year in constant currency, but was negatively impacted 10 percent by foreign currency fluctuations. Revenue in the prior year was positively impacted by $81 million of product launch volume, versus $47 million in the third quarter of 2015. Earnings per share of $0.28 were significantly impacted by several factors, including a $37.9 million charge, or approximately $0.43 per share, to write down inventory in China, foreign currency translation expenses of approximately $0.13 per share, and a higher-than-normal tax rate primarily related to the inventory write down.

"Our business continued to progress sequentially in each quarter of 2015, with constant-currency revenue improving in the third quarter to be even with the prior year," said Truman Hunt, president and chief executive officer. "We kicked off our current business cycle with a third-quarter introduction of our ageLOC Youth anti-aging supplement in the South Asia/Pacific region. This introduction generated local-currency sales growth of 44 percent, or 22 percent on a reported basis over the prior year, with a 36 percent sequential increase in sales leaders. We expect to see continued trend improvement in the fourth quarter with the introduction of ageLOC Youth in the Americas and our ageLOC Me customized skin care system in the North Asia region.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

 "While we are excited about our upcoming product introductions and anticipate continued improvements in our global business, the Greater China region underperformed in the quarter," continued Hunt. "Results for the region were impacted by a combination of lower-than-expected sales of our cosmetic oils, and the scale back of product promotions during the quarter that were being used to reduce inventory levels. Economic conditions may have also impacted results. Looking forward, we believe the Greater China business will benefit by focusing sales leaders on the upcoming launch of our ageLOC Me skin care system rather than focusing on discounted product promotions. These factors resulted in a decision to take an inventory write-down charge."

Regional Results

The company's regional revenue results for the three-month periods ended September 30 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$188,669	$226,744	(17%)	(15%)
North Asia	167,748	205,488	(18%)	(6%)
South Asia/Pacific	108,857	88,915	22%	44%
Americas	70,775	76,737	(8%)	2%
EMEA	35,259	40,916	(14%)	4%

Total	$571,308	$638,800	(11%)	---*
*Less than 1% change.

 Mainland China revenue declined eight percent in local currency and 10 percent on a reported basis. Taiwan and Hong Kong declined 32 percent and 30 percent, respectively, due primarily to a large product introduction in the prior-year quarter.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

The company's regional revenue results for the nine-month periods ended September 30 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$576,172	$735,542	(22%)	(20%)
North Asia	512,757	596,944	(14%)	(4%)
South Asia/Pacific	247,697	241,762	2%	15%
Americas	234,115	246,557	(5%)	9%
EMEA	104,108	139,083	(25%)	(8%)

Total	$1,674,849	$1,959,888	(15%)	(7%)

The company's regional actives and sales leaders statistics are presented in the following table.
	As of September 30, 2015		As of September 30, 2014		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	211,000	25,044	238,000	24,823	(11%)	---*
North Asia	374,000	18,038	398,000	17,153	(6%)	5%
South Asia/Pacific	120,000	9,925	121,000	7,881	---*	26%
Americas	178,000	7,962	186,000	7,244	(4%)	10%
EMEA	110,000	4,120	113,000	4,103	(3%)	---*

Total	993,000	65,089	1,056,000	61,204	(6%)	6%
*Less than 1% change.

"Actives" are persons who purchased products directly from the company during the previous three months.

 "Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating and gross margins were both negatively impacted by the China inventory write-down. Operating margin for the quarter was 7.4 percent, compared to 16.4 percent in the third quarter of 2014. Excluding the impact of the inventory write down, operating margin was 14.1 percent. Gross margin during the quarter was 73.3 percent, versus 82.9 percent in the prior-year period. Selling expenses were 42.1 percent of sales in the third quarter, compared to 41.2 percent in the prior-year period. General and administrative expenses were 23.8 percent of sales compared to 25.3 percent. The company's effective income tax rate for the quarter increased from 35.6 percent in the prior year to 42.1 percent. The higher tax rate was primarily related to the inventory write-down. Cash and current investments at the end of the quarter were $316.7 million and debt was $253.0 million. Dividend payments during the quarter were $20.2 million. Cash flow from operations for the quarter was $82.4 million, and the company repurchased $28.2 million of its outstanding shares.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

Outlook
"With the introductions of ageLOC Me and ageLOC Youth, we are beginning a new business cycle that we believe will drive meaningful growth," said Hunt. "Based on the successful third-quarter introduction of ageLOC Youth in South Asia/Pacific, we anticipate positive global momentum from the introduction of these new products to continue in the fourth quarter and throughout 2016.
"Our balance sheet is strong, with a solid net-cash position. We are generating healthy cash flow and plan to use it to improve shareholder value, as demonstrated by today's announcement of an increase in the company's stock repurchase authorization to $500 million," concluded Hunt.
"We project fourth-quarter revenue of $570 to $590 million, which anticipates a negative foreign currency impact of 10 to 11 percent," said Ritch Wood, chief financial officer. "We also anticipate fourth-quarter earnings per share of $0.70 to $0.73. We look forward to discussing our 2016 business plans with shareholders at our investor day on December 4, 2015 in New York," concluded Wood.
The Nu Skin management team will host a conference call with the investment community on Oct. 29, at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Nov. 16, 2015.

About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the ageLOC® line of products including ageLOC® Tru Face® Essence Ultra firming serum, the ageLOC® TR90® weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives, new product introductions, and  sales force; projections regarding revenue, earnings per share, foreign currency fluctuations, uses of cash and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$571,308	$638,800

Cost of sales	152,755	109,275

Gross profit	418,553	529,525

Operating expenses:
Selling expenses	240,260	263,203
General and administrative expenses	135,752	161,366
Total operating expenses	376,012	424,569

Operating income	42,541	104,956

Other income, net	(14,428)	1,073
Income before provision for income taxes	28,113	106,029
Provision for income taxes	11,846	37,721

Net income	$16,267	$68,308

Net income per share:
Basic	$0.28	$1.15
Diluted	$0.28	$1.12

Weighted average common shares outstanding:
Basic	57,725	59,249
Diluted	58,663	60,777

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$1,674,849	$1,959,888

Cost of sales	368,073	371,929

Gross profit	1,306,776	1,587,959

Operating expenses:
Selling expenses	713,714	859,879
General and administrative expenses	410,074	467,190
Total operating expenses	1,123,788	1,327,069

Operating income	182,988	260,890

Other (expense), net	(29,454)	(37,554)
Income before provision for income taxes	153,534	223,336
Provision for income taxes	56,328	80,667

Net income	$97,206	$142,669

Net income per share:
Basic	$1.66	$2.42
Diluted	$1.63	$2.34

Weighted average common shares outstanding:
Basic	58,403	59,058
Diluted	59,565	61,010

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$305,808	$288,415
Current investments	10,883	11,793
Accounts receivable	35,682	35,834
Inventories, net	260,464	338,491
Prepaid expenses and other	164,046	160,134
	776,883	834,667

Property and equipment, net	459,644	464,783
Goodwill	112,446	112,446
Other intangible assets, net	68,862	75,062
Other assets	135,623	127,476
Total assets	$1,553,458	$1,614,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,718	$34,712
Accrued expenses	308,600	300,847
Current portion of long-term debt	66,743	82,770
	411,061	418,329

Long-term debt	186,222	164,567
Other liabilities	95,657	89,100
Total liabilities	692,940	671,996

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	415,026	414,394
Treasury stock, at cost	(959,504)	(862,608)
Accumulated other comprehensive loss	(73,000)	(51,521)
Retained earnings	1,477,905	1,442,082
	860,518	942,438
Total liabilities and stockholders' equity	$1,553,458	$1,614,434

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Nu Skin Enterprises, Inc.
Oct. 29, 2015

NU SKIN ENTERPRISES, INC. Reconciliation of Operating Income to Operating Income Excluding Write-down of China Inventory
(in thousands)

	Quarter Ended September 30,
	2015	2014

Revenue as reported	$571,308	$638,800

Operating income as reported	$42,541	$104,956

Write-down of China inventory	37,900	─

Operating income excluding write-down of China inventory	$80,441	$104,956

Operating income as a percent of revenue excluding write-down of China inventory	14.1%	16.4%

Operating income as a percent of revenue as reported	7.4%	16.4%

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